Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Yandex N.V.

We consent to the incorporation by reference in the registration statements (Nos. 333-177622 and 333-213317) on Form S-8 of Yandex N.V. of our reports dated April 2, 2020, with respect to the the consolidated balance sheets of Yandex N.V. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for each of the years in the three‑year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of Yandex N.V.

Our report on the consolidated financial statements dated April 2, 2020, refers to the translation of the consolidated financial statements as of and for the year ended December 31, 2019 into United States dollars presented solely for the convenience of the reader.

Our report on the consolidated financial statements refers to a change in accounting for leases due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ JSC “KPMG”

Moscow, Russia
April 2, 2020